Exhibit 10.2

AVANEX CORPORATION

AMENDMENT NO. 1 TO JO MAJOR EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Jo Major Employment Agreement, dated August 18, 2004 (the “Agreement”) is entered into as of November 1, 2004 (the “Effective Date”) by and between Avanex Corporation (the “Company”) and Jo Major (“Executive”). All capitalized terms not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, on October 4, 2004, the Company’s Compensation Committee approved an Executive Cash Bonus Program for fiscal year 2005 (the “Cash Bonus Program”), which was approved by the Company’s Board of Directors by unanimous written consent on October 31, 2004;

WHEREAS, the Cash Bonus Program provides that certain executive officers of the Company will receive cash bonuses upon the Company’s meeting certain annual operating plan (“AOP”) goals and achieving positive pro-forma EBITDA sufficient to cover the eligible bonus payments, as defined in the Cash Bonus Program and limited by certain other terms and conditions as defined in the Cash Bonus Program; and

WHEREAS, Executive wishes to amend the Agreement to align Executive’s Quarterly Portion of the Annual Bonus with that of the other Company’s executive officers under the Cash Bonus Program.

NOW THEREFORE, in consideration of the foregoing, the Company and Executive agree as follows:

Pursuant to Section 16 of the Agreement, Section 3, subsection (b) of the Agreement shall be amended and restated in its entirety and replaced with the following:

(b)	Annual Bonus. Executive’s annual target bonus will be 70% of Base Salary (“Target Bonus”), divided into a 40% portion (the “Quarterly Portion”) and a 30% portion (the “Annual Portion”). Executive’s bonus will be payable upon achievement of performance goals established by the Compensation Committee of the Board (the “Committee”); provided, however, that the Quarterly Portion will accrue and become payable in four quarterly installments based on meeting quarterly performance goals, and the Annual Portion will accrue and become payable in accordance with the Committee’s standard practices for annual bonuses. The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of Executive’s performance goals, as determined by the Committee. Executive will have the opportunity to discuss the nature of the performance goals with the Committee prior to the performance goals being established. For the Company’s fiscal year 2005 (“FY05”), the Quarterly Portion shall be paid in accordance with the Cash Bonus Program. Pursuant to the Cash Bonus Program, the Quarterly Portion will be paid only upon the Company’s meeting certain AOP goals and achieving positive pro-forma EBITDA sufficient to cover the eligible bonus payments, as defined in the Cash Bonus Program and limited by certain other terms and conditions as defined in the Cash Bonus Program. Should the Executive’s employment be involuntarily terminated, without Cause, before June 30, 2005, then this Amendment No. 1 shall be null and void, and Executive shall be entitled to any Quarterly Bonus pursuant to the original Agreement. The actual bonus(es), if any, related to the Quarterly Portion will be paid in cash, and the actual bonus, if any, related to the Annual Portion will be paid in stock options. The terms and conditions of any such stock option will be determined in the sole discretion of the Committee; provided, however, that (i) the option will cover one share of Company common stock for every $5 that otherwise would have been paid in cash and (ii) the option will have a per-share exercise price equal to the per-share “Fair Market Value” (as defined in the Company’s 1998 Stock Plan, the “Plan”) on the date of grant.

All other sections of the Agreement remain unchanged and enforceable.

IN WITNESS WHEREOF, Executive and the Company have executed this Amendment, in the case of the Company by a duly authorized officer.

COMPANY:

AVANEX CORPORATION

By:	/s/ WALTER ALESSANDRINI	Date: 11/1/04
Title:	Chairman of Board

EXECUTIVE:

/s/ JO MAJOR		Date: 11/1/04
JO MAJOR

SIGNATURE PAGE TO JO MAJOR EMPLOYMENT AGREEMENT AMENDMENT